Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
Pricing Supplement No. 84 — dated Monday, August 4, 2003 (To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XME0	$3,276,000.00	100.000%	1.500%	$3,226,860.00	Fixed	4.750%
Monthly
								08/15/2013	09/15/2003	$5.01	YES	Subordinated Unsecured Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XMF7	$5,795,000.00	100.000%	2.000%	$5,679,100.00	Fixed	5.500%
Semi-annual
								08/15/2018	02/15/2004	$28.72	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2006 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XMG5	$1,550,000.00	100.000%	2.500%	$1,511,250.00	Step	4.50% to 7.50%
Semi-annual
								08/15/2023	02/15/2004	$23.50	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2007 and every coupon date thereafter.
Note: ***Step Up BAC InterNotes*** 4.50% Initial coupon steps to 5.50% on 8/15/07, steps to 6.50% on 8/15/11, and steps to 7.5% on 8/15/15 and thereafter. Semi Annual BEY assumes note held to maturity. Semi Annual Yield to first step is 4.50%.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2007 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050XMH3	$4,521,000.00	100.000%	2.500%	$4,407,975.00	Fixed	5.750%
Semi-annual
								08/15/2028	02/15/2004	$30.03	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 08/15/2008 and every coupon date thereafter.
The Bank of America InterNotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 08/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.
 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

Bank of America Corporation

Trade Date: Monday, August 4, 2003 @12:00 PM ET
Settle Date: Thursday, August 7, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Moody’s Investor Services Rating: Subordinated: Aa3
S & P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trademark of INCAPITAL, LLC. All Rights Reserved.

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02